Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Amendment No. 1 to the Registration Statement (Form S-4 No. 333-185121) and related Prospectus of FirstMerit Corporation for the registration of 59,341,436 shares of its common stock and to the incorporation by reference therein of our reports dated February 24, 2012, with respect to the consolidated financial statements of FirstMerit Corporation and the effectiveness of internal control over financial reporting of FirstMerit Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2011, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Akron, Ohio

February 21, 2013